                                                                  Exhibit 10.304

[INLAND(R) LOGO]

Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road                               200 Waymont Court          1955 Lake Park Drive
Oak Brook, IL 60523       501 Manatee Ave, West     Suite 126, Unit 10         Suite 300
630-218-4948 Fax: 4935    Holmes Beach, FL 34217    Lake Mary, FL 32746        Smyrna, GA 30080
www.inlandgroup.com       941-779-1000 Fax: 2000    407-688-6540 Fax: 6543     678-996-2131 Fax: 2140

                                  May 20, 2004


Lincoln Southlake, Ltd. ("Seller")
3300 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201
Attn: Robert Dozier

     Re:  GATEWAY PLAZA SHOPPING CENTER; SOUTHLAKE, TEXAS

Dear Mr. Dozier:

     This letter represents the offer of Inland Real Estate Acquisition, Inc. ("Purchaser") to purchase the Gateway Plaza Shopping Center (the "Property") with approximately 358,195 net rentable square feet, situated on approximately 42 acres of land, located at the corner of State Highway 114 and Southlake Boulevard (See EXHIBIT A attached).

     The Property shall include all the land and buildings and common facilities, as well as Seller's right, title and interest in all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to Seller, and all of Seller's right, title and interest in and to all intangible rights relating to the Property.

     This corporation or its nominee will consummate this transaction on the following basis:

1. The total purchase price (the "Purchase Price") shall be $33,025,276.00 all cash, plus or minus prorations, with NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 45 CALENDAR DAYS following the acceptance of this agreement (see Paragraph 10). Concurrently with the execution of this letter, Purchaser has provided a $500,000 earnest money deposit with the Title Company designated in Section 10. If, following 45 calendar days after the acceptance of this letter, Purchaser has not terminated this letter, the $500,000 earnest money shall be deemed non-refundable to Purchaser and payable to Seller. Said money shall be applied to the Purchase Price at the closing.

     It is understood and agreed that the purchaser may automatically and immediately receive its earnest money deposit back if it terminates this

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 2

     agreement for any reason or no reason on or before 45 calender days following the acceptance of this agreement.

2. Seller represents and warrants (TO SELLER'S CURRENT, ACTUAL KNOWLEDGE), that, except as provided in the applicable lease documents (the "Leases") for the Property, the Property is leased to the tenants described on EXHIBIT B on triple net leases covering the buildings and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any unearned, free rent concessions given to any tenants (other than those concessions, if any, described in the Leases) that extend beyond the Closing Date (hereinafter defined) shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3. Seller warrants and represents (TO SELLER'S CURRENT, ACTUAL KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4. Seller warrants and represents (to Seller's current, actual knowledge), that, except as provided in the Leases, during the term of the Leases, the tenants and guarantors are responsible for and obligated to pay all operating expenses relating to the Property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance and all common area maintenance.

     Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval, which approval shall not be unreasonably withheld or delayed, and any contract presently in existence not accepted by Purchaser shall be terminated by Seller, but only to the extent Seller has the right to do so prior to closing and can do so without cost to Seller. Seller shall use good faith efforts to cause any work presently in progress on the Property to be completed by Seller prior to closing.

5. Seller shall use good faith efforts to obtain and furnish Purchaser no later than ten (10) days prior to the Closing Date with estoppel letters acceptable to Purchaser (form to be attached to this document) from 90% (based on square footage) of tenants, guarantors, and parties to reciprocal and/or operating easement agreements. Purchaser's obligations under this letter are conditional

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 3

     upon Purchaser receiving estoppels from Kohl's, TJMaxx, Old Navy, Bed Bath & Beyond, Michaels, Bank of America and Starbucks.

6. Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same leases whereby renewal occurs prior to the Closing Date. Purchaser shall be responsible for all other leasing brokerage fees and commissions.

7. Purchaser's obligations hereunder are conditioned upon Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage required under the Leases.

8. Purchaser's obligations hereunder are conditioned upon Seller supplying to Purchaser 10 days prior to closing, at Seller's expense, a certificate which must be acceptable to Purchaser from a certified hygienist for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property in violation of applicable law; in other words, a Level 1 environmental audit (and Level 1 audit, if required).

9. The above sale of the real estate shall be consummated by conveyance of a special warranty deed in a form reasonably acceptable to Seller and Purchaser from Seller to Purchaser's designee, with Seller paying any city, state or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow, at no expense to Seller and without liability to Seller. Seller and Purchaser shall also execute and deliver at the closing such other documents, each in a form reasonably acceptable to Seller and Purchaser, as are customary in sales of properties similar to the Property, including an assignment and assumption of lease agreements and a bill of sale.

10. The closing shall occur through Republic Title of Texas, Inc., with Laura Worral, as Escrowee, on the date (the "Closing Date") that is 45 calendar days following acceptance of this agreement, at which time title to the above property shall be indefeasible; i.e., free and clear of all liens, encroachments and encumbrances, except as may be shown on the Survey (hereinafter defined), and a Texas Form T-1 owner's title policy, the basic premium (but not endorsement premiums) for which shall be paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of twelve (12) months, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based on the greater of 110% of

Lincoln Southlake, Ltd.
May 20, 2004                                                             Page 4

     the most recent bill or latest assessment of the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions, with a later reproration of taxes when the actual bills are received. At closing, rents and expenses of the Property shall be prorated, however, no credit will be given to Seller for any past due, unpaid or delinquent rents, provided that Seller reserves the right to seek to collect all such rents from the tenants owing same, and Purchaser shall deliver all such rents to Seller if and when received in accordance with the terms of the Leases by Purchaser.

11. This offer is subject to Seller delivering to Purchaser, prior to closing, an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, all at Seller's cost.

12. Purchaser's obligations hereunder are conditioned upon neither Seller (Landlord) or any tenant and guarantor being in default on any lease or agreement at closing, nor there being any threatened or pending litigation.

13. Seller warrants and represents that it has paid all unemployment taxes to date.

14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and Subordination, Attornment and Non-Disturbance Agreement pertaining to the Property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

15. Except with respect to the Vacant Space described below, this offer is subject to the Property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent in accordance with the terms of the Leases, including CAM, tax and insurance current, as shown on EXHIBIT B attached.

16. If, as and when the closing occurs, but not otherwise, Seller shall be responsible for payment of a real estate brokerage commission of $326,983 to Venture Commercial pursuant to a separate written agreement between Seller and such broker. Said commission shall be paid through the closing escrow as follows: 100% to Venture Commercial, Inc. or its nominee.

17. Not less than fifteen (15) days prior to closing, Seller must provide the title commitment as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 5

     and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

18. Seller agrees that prior to closing it shall put all vacant spaces (the "Vacant Space") into rentable condition (white box - drywall, plumbed for sewer and water, air conditioner and heating system in place) and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space.

19. Seller agrees to promptly make available and disclose, to the extent not otherwise reflected in the Leases, all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully, at no expense to Seller, with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the Property to be made upon three (3) business days prior written notice to Seller and during Seller's normal business hours.

20. Purchaser acknowledges that, except only for the representations and warranties of Seller expressly made in this letter, the Property is being sold by Seller to Purchaser on an "as is, where is" basis, with all faults, such that in no event shall Seller be deemed to have made any representations, warranties or assurances of or with respect to the Property, except as expressly provided in this letter.

21. In no event shall Purchaser assign or transfer its rights or obligations under this letter without the prior written consent of Seller, excluding transfers to purchasers affiliates.

22. In the event of a default by Seller under this letter, Purchaser's sole remedies shall be to terminate this letter by written notice to Seller and the title company or seek specific performance of Seller's obligations hereunder and simultaneously purchaser shall receive back its earnest money. In the event of a default by Purchaser under this letter, following the 45 calender days after acceptance of this agreement, Seller's sole remedy shall be to terminate this letter by written notice to Purchaser and the title company and receive the $500,000 earnest money deposit as liquidated damages.

23. Buyer agrees to hire Lincoln Property Company Commercial, Inc. as leasing agent for a term of one year following closing (agreement to be discussed) and property manager (role to be discussed) for six months following close.

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 6

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

     If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by May 21, 2004.

                                           Sincerely,

ACCEPTED:

LINCOLN SOUTHLAKE, LTD.                    INLAND REAL ESTATE ACQUISITIONS,
                                           INC., or nominee
By:  Akard Ervay , Inc.,
     general partner
                                           /s/ Matthew Tice
                                           ------------------------------------
                                           Matthew Tice

     By: /s/ Robert Dozier
        -----------------------------

     Name: Robert Dozier                   /s/ G. Joseph Cosenza
          ---------------------------      ------------------------------------
                                           G. Joseph Cosenza
     Title: Executive Vice President       Vice Chairman
            -------------------------


Date: 5-21-04
      ------------------------------

                       ACKNOWLEDGMENT BY THE TITLE COMPANY


     Republic Title of Texas, Inc. hereby acknowledges receipt of an executed copy of this letter and agrees to hold and distribute the $500,000 earnest money referenced above in accordance with the terms of this letter.

                                           REPUBLIC TITLE OF TEXAS, INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                    EXHIBIT A

                                    [GRAPHIC]

                                    EXHIBIT B

                                      GATEWAY PLAZA - SOUTHLAKE, TEXAS
                             --------------------------------------------------        LEASE            LEASE
                                           ANNUAL                                   COMMENCEMENT     EXPIRATION
            TENANTS            S.F.       BASE RENT     MONTHLY        RENT             DATE            DATE
---------------------------  --------   ------------   ---------   ------------   ---------------   -------------
Kohl's                        87,423      502,187.00   41,848.92   $       5.74     September-00     January-21
T.J. Maxx                     30,600      267,750.00   22,312.50   $       8.75     September-00    September-10
Bed Bath and Beyond           30,000      330,000.00   27,500.00   $      11.00      October-00      January-11
Old Navy                      25,000      225,000.00   18,750.00   $       9.00     September-00    September-05
Officemax                     23,801      261,335.00   21,777.92   $      10.98      August-00       January-16
Michael's                     23,428      257,708.00   21,475.67   $      11.00      October-00      February-10
Bank of America                5,430      190,000.00   15,833.33   $      34.99      January-01      December-20
Starbucks                      1,830       54,900.00    4,575.00   $      30.00       April-01        March-11
Thomasville Home Furn         18,615      252,792.00   21,066.00   $      13.58      January-01      December-10
Ultra Cosmetics & Salon       11,250      202,500.00   16,875.00   $      18.00     November-00      October-10
Dress Barn                     8,127      142,223.00   11,851.92   $      17.50     November-00      October-05
Rack Room                      7,996      147,926.00   12,327.17   $      18.50     September-00    September-05
Aaron Brothers Art & Frame     6,500      143,000.00   11,916.67   $      22.00     November-00      February-11
Home Theather Store            6,100      152,500.00   12,708.33   $      25.00      January-01     Februrary-08
Calico Corners                 5,278      126,672.00   10,556.00   $      24.00      January-01      December-05
Anamla's Retail                5,058      126,450.00   10,537.50   $      25.00       March-01       February-11
*  Dami Japanese               4,253      114,831.00    9,569.25   $      27.00     December-03      November-08
Mattress Firm                  4,008       88,176.00    7,348.00   $      22.00     September-00    September-05
Zales                          3,587       60,979.00    5,081.58   $      17.00     December-03      November-13
Carpet Mills of America        3,493       76,846.00    6,403.83   $      22.00     November-00      November-05
Pearle Vision                  3,027       71,437.00    5,953.08   $      23.60     November-02      October-12
Baker Brothers                 3,000       75,000.00    6,250.00   $      25.00      January-01      December-05
Fitness Headquarters           2,500       57,500.00    4,791.67   $      23.00     February-01      January-06
Chipotle Mexican Grill         2,432       59,025.00    4,918.75   $      24.27     December-00      December-05
Cool Cuts for Kids             1,194       28,656.00    2,388.00   $      24.00      October-00     September-05
Basset Furniture              10,202       98,143.00    8,178.58   $       9.62      October-04     September-09
VACANT                        10,000      100,000.00    8,333.33   $      10.00
VACANT                         5,021       70,294.00    5,857.83   $      14.00
VACANT                         3,059       61,180.00    5,098.33   $      20.00
VACANT                         2,725       54,500.00    4,541.67   $      20.00
VACANT                         2,200       44,000.00    3,666.67   $      20.00
VACANT                         1,056       23,232.00    1,936.00   $      22.00
VACANT GROUND LEASE                1       65,000.00    5,416.67   $  65,000.00
VACANT GROUND LEASE                1       80,000.00    6,666.67   $  80,000.00
TOTALS                       358,195    4,611,742.00

* CURRENTLY UNDER NEGOTIATIONS TO BE ASSIGNED TO A NEW OWNER/OPERATOR UNDER SAME TERMS OF DAMI LEASE.

  LINCOLN
PROPERTY
  COMPANY


     May 17, 2004


     Mr. Matthew Tice
     INLAND
     505 Camrose Lane
     Murphy, Texas 75094

     RE:   GATEWAY PLAZA
           SOUTHLAKE, TEXAS

     Dear Matt:

     Per our conversation to date, please let this letter confirm that Akard Ervay, Inc., the general partner, recommends approval of Inland's acquisition under the agreed terms and conditions.

     Sincerely,

     LINCOLN PROPERTY COMPANY COMMERCIAL, INC.

     /s/ Robert Dozier
     Robert Dozier
     Executive Vice President


LINCOLN PROPERTY COMPANY
3300 LINCOLN PLAZA
500 N. AKARD STREET
DALLAS, TX 75201-3394
(214) 740-3300

                   TENANT ESTOPPEL CERTIFICATE FORM - GENERAL

To:

Inland Real Estate Acquisitions, Inc., and
Inland Southeast____________________, L.L.C. (insert Inland nominee entity), and its lenders, successors and assigns ("Purchaser")
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Karen Kautz

     Re: Lease Agreement dated ____________ and amended ______________ (collectively, the "Lease"), between Lincoln Southlake, Ltd. as "Landlord", and _____________________________, as "Tenant", guaranteed by _____________________ ("Guarantor") for leased premises containing approximately _________ square feet of space (the "Premises") situated in that certain property commonly known as the Gateway Plaza Shopping Center, Southlake, Texas (the "Property")

1. Tenant hereby certifies that the following representations with respect to the Lease are accurate and complete as of the date hereof.

     (a) Dates of all amendments, letter agreements, modifications and waivers related to the Lease: ________________________________________________
          ______________________________________________________________________
          ______________________________________________________________________

     (b)  Commencement Date: ___________________________________________________

     (c)  Expiration Date: _____________________________________________________

     (d)  Current Annual Base Rent: ____________________________________________
          Adjustment Date: _____________________________________________________
          Rental Amount:________________________________________________________

     (e)  Fixed or CPI Rent Increases: _________________________________________

     (f)  Square Footage of the Premises: ______________________________________

     (g)  Security Deposit paid to Landlord: ___________________________________

     (h) Renewal Options: ________________ Additional Terms for ___________ years at $__________ per year

     (i)  Termination Options: Termination Date ________________________________
          Fees Payable _________________________________________________________

2.   Tenant further certifies to Purchaser that:

     (a) the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

     (b) the Lease has not been assigned and the Premises have not been sublet by Tenant;

     (c) Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;

     (d) Tenant is open for business or is operating its business at the Premises;

     (e) no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;

     (f) Landlord has no obligation to segregate the security deposit or to pay interest thereon;

     (g) to Tenant's knowledge, Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;

     (h) to Tenant's knowledge, Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;

     (i) Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph 1(i));

     (j) Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;

     (k) Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;

     (1) no hazardous wastes or toxic substances, as defined by all applicable federal, state or local statutes, rules or regulations have been disposed, stored or treated on or about the Premises or the Property by Tenant;

     (m) Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein other than the existing financing obtained by Landlord and currently encumbering the Property;

     (n) Tenant has not filed, and, to Tenant's knowledge, is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws;

     (o) except as specifically provided in the Lease, Tenant does not have any operating exclusives for the Property; and

     (p)  Rent has been paid through ____________, 2004.

3. This certification is made with the knowledge that Purchaser is about to acquire title to the Property and obtain financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the Property. Tenant acknowledges that Purchaser's interest in the Lease (as landlord) will be assigned to a lender as security for the loan. All rent payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease until Tenant is notified otherwise in writing that the landlord's interest in the Lease has been transferred by Landlord to Purchaser and/or transferred by Purchaser to Purchaser's lender or its successors and assigns. Tenant further acknowledges and agrees that Purchaser (including its lender), their respective successors and assigns, shall have the right to rely on the information contained in this Certificate. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

                                               [TENANT]



                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------


                                               Date: _____________, 2004

                         GUARANTOR ESTOPPEL CERTIFICATE

Date: ________________, 2004


To: ____________________


Inland Real Estate Acquisitions, Inc., and
Inland Southeast_____________, L.L.C. (insert Inland nominee entity), and its lenders, successors and assigns ("Purchaser")
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert Brinkman

     Re: Guaranty Agreement dated ___________ ("Guaranty of Lease") pertaining to that certain lease dated _______________ between Lincoln Southlake, Ltd., as landlord, and ___________________________________________ as
          Tenant for approximately ________________________ of space (the "Premises") located at the property commonly known as the Gateway Plaza Shopping Center, Southlake, Texas (the "Property").

1. Guarantor certifies to Purchaser and Purchaser's lender that: (a) the Guaranty of Lease has been properly executed by Guarantor and is presently in full force and effect without amendment or modification except as noted above; (b) to Guarantor's knowledge, Guarantor has no existing defenses, offsets, liens, claims or credits against the obligations under the Guaranty of Lease.

2. This certification is made with the knowledge that Purchaser is about to acquire title to the Property and a lender is about to provide Purchaser with financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the Property. Guarantor further acknowledges and agrees that Purchaser and its lender and their respective successors and assigns shall have the right to rely on the information contained in this Certificate.

3. The undersigned is authorized to execute this Guarantor Estoppel Certificate on behalf of Guarantor.

                                             [GUARANTOR]


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                   162nd PLACE
                            CONFIDENTIALITY AGREEMENT

     Gramor Development, Inc. ("Gramor") has prepared this confidential offering summary intended solely for your limited use in evaluating the purchase of 162nd Place, a retail center located in Vancouver, Washington (the "Property"). The Property is owned by 162nd Place Associates, LLC (the "Seller"), who has asked Gramor to market the sale of the Property.

     This will serve to confirm your agreement concerning certain material, data and information (herein "Evaluation Material") which Gramor will make available to you for study in connection with a possible purchase of 162nd Place.

     Gramor is prepared to furnish you with the Evaluation Material in connection with discussions and negotiations concerning a possible transaction involving the Property only on. the condition that you treat such Evaluation Material confidentially as detailed below and confirm certain representations to Gramor and/or Seller. Therefore, as a prerequisite to furnishing you with the Evaluation Material, you hereby represent and agree as follows:

     The Evaluation Material furnished to you will be used by you solely for evaluating a possible transaction exclusively for your own account as a principal in the transaction, or in the event of a broker for assisting your registered prospective buyer in evaluating a possible transaction. Therefore you agree to keep all Evaluation Material strictly confidential; provided however, that any such Evaluation Material may be disclosed to your directors, officers, employees, attorneys, accountants and lenders ("Representatives") who need to know such information for the purpose of assisting you with determining the market value of the Property. Such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information with strict confidence and shall agree to be bound by the provisions of this agreement. You are liable for any Representative's beach of this agreement.

     You will not, and will cause your Representatives to not, copy or duplicate the Evaluation Material (except that you may copy Evaluation Material for your Representatives). You will return to Gramor or destroy, and will cause your Representatives to return to Gramor or destroy, the Evaluation Material promptly if you decide not to go forward with discussions. You agree that Gramor and/or Seller have no adequate remedy at law if you violate any of the terms of this agreement. In such event, Gramor and/or Seller will have the right, in addition to any other right they may have, to seek injunctive relief to restrain any breach or threatened breach by you or your Representatives of this agreement.

     In addition, you agree that you will not disclose and you will direct your Representatives who are given access to the Evaluation Material in accordance with the terms hereof, not to disclose to any person, the fact that the Evaluation Material has been made available to you, that discussions between you and Seller or Gramor are now taking place or will take place, or any of the terms, conditions or other facts with respect to the possible acquisition of the Property.

     Although Gramor has endeavored, for your convenience, to include the Evaluation Material information which Gramor believes to be relevant for the purpose of helping you in your evaluation of the Property for possible purchase, you understand and acknowledge that Gramor has made no representation or warranty to you as to the accuracy or completeness of the Evaluation Material. You agree that Gramor will not have any liability to you as a result of your use of the Evaluation Material. It is understood that you are expected to perform your own studies and are responsible for such due diligence investigations and inspections on the Property including, investigation of any environmental conditions, as you deem necessary or desirable as permitted by agreement with Gramor and/or Seller.

     You agree to defend, indemnify and hold Gramor and Seller harmless from and against all claims, damages, liabilities and expenses, including reasonable attorney's fees and expenses, arising out of any breach of your obligations under this agreement.

     The obligations under this agreement shall terminate upon the earlier of the third anniversary of the date of this agreement or the date of closing of any transaction regarding the Property.

Acknowledge and Approved                                    Fax to:
                                                            Gramor Development
/s/ Matthew Tice                                            (503) 654-9188
---------------------------------------------               Attn: Robin Berry
Signature of prospective buyer

Name: Matthew Tice
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Signature of broker

Name:
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Company name: Inland Real Estate Acquisitions
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Broker phone:
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Broker e-mail:
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